Exhibit 10.1

WEB SITE PURCHASE AGREEMENT

This Web Site Purchase Agreement (“Agreement”) is made as of the 27th day of April, 2014, between VerticalScope Inc. (“Buyer”) with a place of business at 111 Peter Street, Suite 700, Toronto, Ontario, Canada, M5V 2H1, and CrowdGather, Inc. (“Seller”) with a place of business at 20300 Ventura Blvd, Suite 330, Woodland Hills, CA  91364 (collectively referred to herein as the “Parties”, and singularly as a “Party”).

RECITALS

A.	Seller owns and operates the web site(s) known as PBNation.com and is willing to sell the web site(s) to Buyer on the terms and conditions set forth in this Agreement; and

B.	Buyer is willing to purchase the web site(s) on the terms and conditions set forth in this Agreement.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1. PURCHASE OF WEB SITE.

1.1 Sale and Purchase.  Seller hereby sells, transfers and assigns to Buyer, who hereby purchases, all of the right, title and interest in the web site(s) known PBNation.com  (the “Web Site(s)”), currently located at  http://www.pbnation.com (the “Assets”). The Assets include all of the following property and assets of Seller:

(i) the following domain names and any and all sub-domain names and extensions:

pbnation.com, pbnation.net, pbnation.biz, pbnation.bz, pbnation.mobi, pbnation.name, pbnation.name, pbnation.org, pbnation.tv, pbnation.us, paintballnation.com, paintballnation.biz, paintballnation.co, paintballnation.info, paintballnation.org collectively known as  the “Domain Names”;

(ii) all Web Site content and databases currently associated with the Domain Name or Domain Names the “Web Site Content”);

(iii)
all intellectual property in the Domain Names, the Web Site Content, all business and trade names,  trademarks, logos and designs, brand names, and slogans related thereto, and all copyright in the Web Site Content (the “Intellectual Property”);

(iv) the Assigned Contracts and any and all receivables thereunder;

(v) copies of Seller’s books, records and documentation relating to the Web Site business as may be equested by Buyer (including any advertising, billing, PayPal or banking records related to the eb Site(s));

        (vi) ownership of all social media or other accounts that are associated with the Web Site(s) (including he PayPal account); and

        (vii) all other assets necessary for Buyer to continue to operate the Web Site(s) as it was operated prior to the date hereof.

1.2 Assumption of Liabilities. Except with respect to obligations of Seller under the Assigned Contracts from and after the date hereof, Buyer is not assuming and shall not be responsible for any liabilities of Seller, whether present or future, known or unknown, direct or indirect, absolute or contingent, and whether or not relating to the Assets.

1.3 Amount of Purchase Price.  The purchase price payable by Buyer to Seller One Million Three Hundred Eight Thousand US Dollars (USD $1,380,000) (the “Purchase Price”), after a successful transfer of the Domain Names and Web Site(s) to Buyer pursuant to the transition and migration process set forth in Article 6, consists of Eight Hundred Ninety Seven Thousand US Dollars (USD $897,000) for purchase of the Domain Name and goodwill, and Four Hundred Eighty Three Thousand US Dollars (USD $483,000) for purchase of the Web Site Content. Notwithstanding any other provisions of this Agreement, Buyer shall purchase the Assets free from any Tax (including any transfer tax), and Buyer shall not in any manner assume or be liable or responsible for any obligation for any Tax. “Tax” is defined as all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added and capital taxes. The Revenue Accrual Adjustment of $44,788.33 shall be deducted from the Purchase Price payable after a successful transfer of the Assets to Buyer.

1.4 Escrow; Process of Ownership Transfer.  A third party escrow service, Escrow.com, will be used to facilitate the process for payment of the Assets within one (1) business day of a successful transfer of the Domain Names and Web Site(s) to Buyer and Buyer will inform Escrow.com to release funds in the amount of the Purchase Price to Seller; provided, however, that if the PayPal transfer process occurs through the PayPal “Business Name Change” method referred to in Section 6.2(viii), Escrow.com shall return $25,000 to Buyer to satisfy any charge-backs made by advertisers or any other liabilities relating to the PayPal account with respect to a period on or prior to the closing date. Buyer and Seller agree to each pay an equal share of the applicable Escrow.com transaction fee.  Buyer shall create an Escrow.com transaction relating to the purchase and sale of Assets hereunder within one (1) business day of the date hereof. Buyer shall deposit the Purchase Price with Escrow.com within one (1) business day after Seller accepts the terms of this Agreement via the Escrow.com procedure.

2. REPRESENTATIONS AND WARRANTIES of SELLER. As a material inducement for Buyer to enter into this Agreement Seller represents and warrants to Buyer as follows:

2.1 Authority and Title.  Seller is a publicly traded corporation duly incorporated under the laws of Nevada and is duly organized, validly subsisting and in good standing under such laws. Seller has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under this Agreement and such other agreements and instruments. The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by all necessary actions on the part of Seller. Seller has the full power and authority and is qualified to own and dispose of the Assets to Buyer.  No act or proceeding has been taken by or against Seller in connection with the liquidation, winding up, bankruptcy or reorganization of Seller. Seller is the sole owner of and has good and marketable world-wide title to all the Assets, free and clear of any and all liens.  Seller has full and complete right to use the Assets and to transfer the Assets as contemplated hereunder. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereunder will not conflict with any contracts or agreements to which Seller is a party or by which it is bound.

2.2 Assigned Contracts.  Seller has provided Buyer with a true and complete list of all revenue-generating contracts of Seller with respect to the Assets, whether such Assigned Contracts are in writing or otherwise (“Assigned Contracts”), including contact information, fees, term and payment method. Seller has delivered to Buyer true and complete copies of all Assigned Contracts as of the date hereof. Each Assigned Contract is in good standing and Seller has not received notice of any dispute or default under, and Seller is not disputing or in default under, any Assigned Contract and there has not occurred any event which, with a lapse of time or giving of notice, or both, would constitute such a default.  Each Assigned Contract is in full force and effect, unamended by written or oral agreement, and Seller is entitled to the full benefit and advantage of each Assigned Contract in accordance with the terms of each Assigned Contract.  The Assigned Contracts are assignable to Buyer without payment of penalties or restrictions (including notice or consent requirements) or other adverse effects of any kind. Seller is not aware of any intention on the part of any counterparty to any Assigned Contract that it wishes to terminate or materially amend the terms of any Assigned Contract.

2.3 Web Site Revenue/Expenses. The total revenue generated by the Web Site(s) during the twelve (12) month period ended March 31, 2014 was approximately US$377,301 and Seller has provided Buyer with true and complete copies of all supporting documentation. The total expenses incurred by Seller with respect to the Web Site(s) during the twelve (12) month period ended March 31, 2014 was approximately US$86,347 and Seller has provided Buyer with true and complete copies of all supporting documentation.

2.4 Web Site Visitor Activity.  A true and complete representation of audience traffic activity to the Web Site(s) for the thirty (30) day period ended April 21, 2014 is set forth below and Seller has provided Buyer with true and complete copies of all supporting documentation:

Web Site(s)	Registered Unique Forum Members (Total since Inception	Posts	Threads	Unique Visitors	Visits	Total Page Views
PBNation.com	657,707	76,448,758	3,822,496	Desktop: 397,758 Mobile: 3,107 Total: 400,865	Desktop: 1,203,841 Mobile: 83,272 Total: 1,287,113	Desktop: 9,968,073 Mobile: 795,213 Total: 10,763,286

In providing the activity noted above, Seller represents and warrants that the Web Site(s) were: (a) tagged using Google Analytics, (b) one (1) Google Analytics tag has been placed per page on each Web Site; and (c) to the best of Seller's knowledge, the Web Site's tagging is configured and installed correctly, with no customizations of any kind.

2.5 Moderators.  Seller has provided Buyer a true and complete list as of the date hereof of all individuals who have been provided with moderator status with respect to the forums located on the Web Site(s) as well as such individual’s corresponding username, email address (if known by Seller), role and status.

2.6 Domain Names. There are no Internet domain names associated with the Web Site(s) other than the Domain Names.  The Domain Names are all the Internet domain names registered by Seller relating to the Web Site business, linking to the Web Site(s). Neither Seller, nor any director, officer, employee or agent of Seller, has registered any Internet domain names that are substantially similar or confusingly similar with the Domain Names. To the best of Seller’s knowledge, the use of the Domain Names does not infringe upon or otherwise violate any rights of any other person and there is no current or pending litigation relating to the Domain Names. Seller has not been provided with and is not aware of any threatened claim or litigation relating to the Domain Names.

2.7 Intellectual Property. Schedule “A” lists: (i) all registered and unregistered trade names, trademarks, brand names, slogans and business names associated with the Web Site(s), and similar marks and names; and (ii) all registrations and applications for registration of the Intellectual Property.  Seller, all current or former employees, contractors or agents of Seller and other persons involved in the development of the Intellectual Property have assigned all rights they may have in the Intellectual Property to Seller, and have waived any moral rights they may have for the benefit of Seller and anyone claiming through Seller. To the best of Seller’s knowledge, the use of the Intellectual Property does not infringe upon or otherwise violate any rights of any other person. To the best of Seller’s knowledge, no person is infringing upon or otherwise violating any rights of Seller in and to the Intellectual Property.There is no current, pending or threatened litigation relating to the Intellectual Property.

2.8 Compliance with Laws. Seller has complied with all applicable laws and regulations in the operation, management and presentation of content on the Web Site(s), including applicable privacy laws.

2.9 Litigation. Seller is not aware of any threatened or pending (i) action, suit, claim, litigation, arbitration, alternative dispute resolution process (collectively, “Litigation”) relating to the Web Site business, Seller or the Assets, or (ii) investigation or proceeding by or before any governmental authority, and Seller does not know of any valid basis for any such Litigation, investigation or proceeding.  Seller is not subject to any judgment, order or decree entered in any lawsuit or proceeding nor has Seller settled any claim prior to being prosecuted in respect of it.  Seller is not the plaintiff or complainant in any Litigation arising out of or relating to the Web Site business or the Assets.

2.10 Solvency. Seller is able to, and after giving effect to the receipt by the Seller of the proceeds from the sale of the Assets, will continue to be able to, pay and satisfy its liabilities as they become due. After the date hereof, the realizable value of Seller’s assets will not be less than the aggregate of its liabilities. The value of the consideration to be received by Seller for the purchase of the Assets is reasonably equivalent to the value of the Assets.  The consummation of the transactions contemplated in this Agreement by Seller is not intended to defeat, hinder, delay or defraud Seller’s creditors or other persons of their just and lawful claims against Seller.

3.           REPRESENTATIONS AND WARRANTIES OF BUYER.  As a material inducement for Seller to enter into this Agreement Buyer represents and warrants to Seller that Buyer is a corporation duly amalgamated under the laws of the Province of Ontario and is duly organized, validly subsisting and in good standing under such laws. Buyer has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under this Agreement and such other agreements and instruments.

4.           INDEMNIFICATION.

4.1          Survival of Representations, Warranties and Covenants. The representations and warranties of the Parties shall survive for a period of one year from the date of execution of this Agreement, except for Section 2.1 which shall survive indefinitely.

4.2           Indemnification.

Seller hereto agrees to indemnify and hold Buyer, its directors, officers, employees, agents and representatives, harmless in respect of any direct or third party claim, demand, action, cause of action, damage, loss, cost, liability or expense which may be made or brought against Buyer or which Buyer may suffer or incur directly or indirectly as a result of, in respect of, or arising out of, (i) any breach of any representation, warranty or covenant of Seller contained in this Agreement or in any certificate, instrument or agreement delivered in connection with this Agreement, (ii) Seller’s operation or ownership of the Web Site(s) or the Assets prior to the date hereof, or (iii) any liability or obligation of Seller relating to the Assets prior to the date hereof (including if arising from any facts or circumstances that existed at any time on or prior to the date hereof). The aggregate liability of Seller under this Section 4.2 shall not exceed the Purchase Price, except with respect to fraud.

5. POST-EXECUTION MATTERS.

5.1 Additional Covenants of Seller.  Upon execution of this Agreement and thereafter, Seller shall not directly or indirectly use or adopt any domain name, corporate name, trade mark, trade name, trading style, account name, slogan, design or logo (“Marks”) that includes, is similar to, is confusingly similar to, is substantially similar to or may be mistaken for the whole or any part of any Domain Name or any trade mark, trade name, trading style, slogan, design or logo included in the Intellectual Property. Without limiting the generality of the foregoing, Seller shall cease all use of such Marks immediately upon execution of this Agreement and shall take any required steps to cancel any such Marks, unless those Marks have been conveyed or are to be conveyed pursuant to this Agreement.

5.1.1           Personal Non-Compete of Principal Employee. As a material inducement to entering into this Agreement and a condition to the consummation of the transactions contemplated hereby, Seller shall furnish Buyer with a Non-Competition, Non-Solicitation and Non-Disparagement Agreement of Seller’s principal employee John Dresser, substantially in the form attached hereto as Exhibit “A”.

5.2           Non-Compete Covenant of Seller and its Affiliates.

Seller will not for any reason, directly, or indirectly, either as an individual or as a partner or joint venturer or as a consultant, employee, principal, organization, syndicate, company or corporation, or in any manner, own, promote, assist with, carry on, be engaged in, concerned with, interested in, advise, lend money to, guarantee the debts or obligations of, permit Seller’s name or any part of it to be used or employed by any person, business, firm, association, syndicate, company, Affiliate (as defined below), organization, or corporation concerned with or engaged or interested in a business which is the same as, similar to, or competitive with, related to the same subject matter, or offers goods or service similar to, the Web Site(s) Business (as defined below) nor will Seller solicit or accept business with respect to products or services competitive with those of the Web Site(s) from any of the Web Site(s)' direct advertisers (which shall not include ad networks), customers or users, wherever situated. The foregoing covenant shall survive for a period of twenty four (24) months commencing upon the date of this Agreement. The Web Site(s) Business shall mean the following: Online discussion forums and communities about paintballing. Notwithstanding any other provision of this Agreement, the Seller shall continue to provide forum and website hosting services through Yuku.com, Freeforums.org, Lefora.com and Forumer.com for websites owned by third parties which are the same as, similar to, or competitive with, related to the same subject matter, or offers goods or service similar to, the Web Site(s)’ Business.

5.3           Non-Solicitation Covenant of Seller. As a material inducement for Buyer entering into this Agreement, Seller covenants and agrees that, for the period commencing upon the date of this Agreement, and ending twenty four (24) months thereafter, Seller, or any Affiliate of Seller, shall not, directly or indirectly, hire or engage or attempt to hire or engage any employees, contractors, suppliers, agents, distributors, moderators, administrators, advertisers, customers, or dealers of Buyer or of the Web Site, or any person who is or was within the then most recent 6 month period, such a person, anywhere worldwide, whether for or on behalf of Seller or for any entity in which Seller has or shall have a direct or indirect interest, including but not limited to a subsidiary or Affiliate (as defined below) of Seller, as a proprietor, partner, co-venturer, financier, investor or stockholder, director, officer, employer, employee, servant, agent, or representative; provided however, that the Seller shall continue to employ the services of Kyle Christensen for services unrelated to the Web Site(s). Furthermore, as a material inducement for Buyer entering into this Agreement, Seller covenants and agrees that neither it nor any of its Affiliates, shall solicit, contact or allow to be solicited or contacted in contravention of the terms of this Section 5.3, any of the registered users of the Web Site(s) being purchased, as Seller acknowledges that the user database of the registered users of Web Site(s) is the valuable and confidential property (“Confidential Information”) of Buyer upon execution of this Agreement and subject to the closing of the transactions contemplated hereby. Seller hereby further agrees to destroy any copies of the Confidential Information which are under its care or control, upon the closing of the transaction contemplated hereby. Seller may continue to participate on the Web Site(s) in a positive manner in the capacity of a user; provided, that such participation is not contrary to Section 5.3 or Section 7.1 of this Agreement.

The term “Affiliates” shall mean any other person or entity that serves as an officer or director, or principal shareholder of Seller, or directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Seller. Affiliates also include, with respect to Seller, any other person in which Seller or one of its Affiliates serves as a general partner or as a trustee (or similar capacity). For purposes of this definition, "control" (including "controlled by" and "under common control with") means, with respect to the relationship between or among two or more persons, the possession, directly or indirectly, or as trustee, personal representative, or executor, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee, personal representative, or executor, by contract or otherwise, including, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such person.

Seller acknowledges and agrees that any breach of Section 5.1, 5.2, 5.3, or 7.1 shall entitle Buyer to an injunction or any appropriate decree of specific performance for any actual or threatened violations or breaches by Seller, its employees or agents, or its Affiliates, without the necessity of Buyer showing actual loss or damages, and in such circumstances Buyer shall be entitled to all of its reasonable legal fees and costs.

5.4           Payment and Revenue Accrues to Benefit of Buyer. Buyer and Seller agree that certain payments received by Seller prior to the date of this Agreement are to be remitted to Buyer. In particular, any such payments which Seller receives or is entitled to receive, on account of, or in connection with, any payment or revenue of any kind (whether advertising revenue, subscription fees, donations, or otherwise) from any person, arising from or in connection with the Web Site(s) and/or the provision of services offered by or from the Web Site(s);

a)  after the date of this Agreement; or

b) prior to the date of this Agreement in respect of a period of time extending past the date of this Agreement or in respect of any goods or services to be provided after the date of this Agreement;

(“Buyer Accrued Payments”).

Buyer Accrued Payments shall be fully accounted for and remitted forthwith along with the accounting (the “Accounting”, as further defined below in Section 5.4.1), to Buyer in accordance with the Notice provisions specified in Section 7.2 and in accordance with payment methods to be specified by Buyer upon receipt of the aforesaid Notice (collectively referred to herein as “Buyer Accrued Payments and Accounting”. Under no circumstances shall any Buyer Accrued Payments and Accounting be sent to Buyer later than 30 days after any Buyer Accrued Payment are received by Seller or later than 30 days after Seller was entitled to receive any such Buyer Accrued Payments. All Buyer Accrued Payments required to be made hereunder and not paid as required within the aforesaid 30-day period, shall accrue interest at the rate of 2% per month, compounded, until paid, without prejudice to any other rights to recover the Buyer Accrued Payments that Buyer may have.  For example, if Seller receives $1200 in pre-paid advertising revenue to cover the current year and executes this Agreement on the last day of June, Seller will be required to pay $600 in Buyer Accrued Payments to Buyer within 30 days of the execution date.

Seller reserves the right to adjust the Accrual Calculation Template for any amounts expected to be received, but that are not received prior the date of this Agreement.

5.4.1           The “Accounting” is defined to include, at a minimum, the following:

                a) the amount of the Buyer Accrued Payments;

b) the date on which the Buyer Accrued Payments were received, or ought to have been received, or are to be received;

c) the period that the Buyer Accrued Payments are in respect of;

d) the goods, services, or other basis for which the Buyer Accrued Payments are on account of; and

e) the person who has remitted or is to remit the Buyer Accrued Payments to Seller;

5.4.2           Where the Buyer Accrued Payments are in respect of a time period or term that commences prior to the date of this Agreement and continues or terminates subsequent to the date of this Agreement, the Buyer Accrued Payments shall include an amount prorated for any portion of the Buyer Accrued Payments which extends past the date of this Agreement, and Seller shall have provided to Buyer true and complete calculations of such Accounting (and if applicable), fully itemized and accounted for with particularity. As of April 21, 2014, the Buyer Accrued Payments owed by Seller to Buyer is $44,788.33 (the “Revenue Accrual Adjustment”).

5.5           Non-Transferable and Non-Assignable Assets. Nothing in this Agreement will be deemed to constitute an assignment, or an attempt to assign, any agreement to which Seller is a party, if such an attempted assignment, without the consent of the other party thereto, would constitute a breach or affect in any way the rights of Seller thereunder, and such consent has not been given; provided, however, Seller agrees to cooperate with Buyer in any reasonable arrangement, including the enforcement (at the cost and for the benefit of Buyer) of any and all rights of Seller against such other party(ies) thereto, arising out of any breach or cancellation thereof by such other party(ies) or otherwise.

5.6           Employment Agreement.   As a condition to the consummation of the transactions contemplated by this Agreement, John Dresser, an employee of Seller, shall have entered into an employment agreement with Buyer or its affiliate, on terms reasonably satisfactory to Buyer in its sole discretion.

5.7           Further Assurances.   Each Party shall promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things in connection with this Agreement that any other Party may reasonably require for the purposes of giving effect to this Agreement.

6. TRANSITION AND MIGRATION.

6.1 During the thirty (30) calendar day period from the date of this Agreement (the “Transition and Migration Period”, as such period may be mutually extended by the Parties, Seller will continue to operate and host the Web Site(s) in the ordinary course (business as usual) and in the same manner in which it is currently operated to permit sufficient time for Buyer to migrate the Web Site(s) in its entirety to Buyer’s servers and launch the Web Site(s) to the public. Buyer will reimburse Seller for all reasonable and documented Web Site hosting expenses incurred by Seller during the Transition and Migration Period.

6.2 During the Transition and Migration Period, upon confirmation that the Purchase Price has been deposited with Escrow.com, Seller shall comply with Buyer’s directions to cause the orderly conversion, transition and migration of the Web Site(s) from Seller’s (or its hosting provider’s) servers and systems to the servers, systems and technology used by Buyer and Buyer shall be able confirm such orderly conversion, transition and migration, as follows:

(i) Seller shall transfer ownership of the Domain Names to Buyer and the Domain Names shall appear in a domain name registrar’s account exclusively controlled by Buyer as shown in the applicable Whois database; and

(ii) Seller shall provide Buyer with full root access to the Web Site(s) for the purpose of initiating the transfer of the Web Site(s) to Buyer; and

(iii) Seller shall provide all documentation to enable Buyer (a) to operate the Web Site(s) without assistance, including providing all network and operating system configuration specifications and any other documentation relating to software licenses, source code, systems and technology of the Web Site(s) and (b) confirm the Web Site revenues and expenses set forth in Section 2.3 (and any related schedules) and to assist with the transfer of any Assigned Contracts; and

(iv) Buyer shall have confirmed to Seller that the Web Site(s) (a) has been migrated from Seller’s (or its hosting provider’s) servers and systems to the servers, systems and technology used by Buyer to the satisfaction of  Buyer and (b) is receiving traffic on the Buyer’s servers; and

(v) Buyer shall have confirmed that it has been delivered all Assets specified in this Agreement; and

(vi) Buyer shall have confirmed that for 48 hours following the site transfer to Buyer's servers, that the Web Site visitor activity is substantially similar to the activity set forth in Section 2.4; and

(vii) Seller shall keep the sale of the Assets confidential in accordance with Section 7.1 of this Agreement. As an exception to the foregoing, at the request of Buyer, Seller shall assist Buyer in preparing a change of ownership announcement to be posted at a mutually agreed upon date and time privately to the moderators and administrators of the site, and then publicly to the general membership of the Web Site(s); and

(viii) Seller’s PayPal account with respect to the Assets shall have been successfully transferred to Buyer, in a manner satisfactory to Buyer, including, through a transfer of Seller’s PayPal account to a PayPal account created for Buyer, which transfer has been confirmed by PayPal’s Compliance Department, or failing that, a transfer facilitated through PayPal’s “Business Name Change” procedure; provided, however, that Buyer shall be entitled to hold back $25,000 (the “Holdback Amount”) from the Purchase Price for a period of a year if the “Business Name Change” method is used to satisfy any charge-backs made by advertisers relating to a period on or prior to the closing date; and after the one year period, any remaining amounts of the Holdback Amount will be returned to Seller. Buyer shall have the option to terminate this Agreement if a PayPal transfer satisfactory to Buyer cannot be facilitated during the Transition and Migration Period, and the Parties agree that upon such an election, this Agreement will be null and void, the Purchase Price will be refunded to Buyer and the Assets transferred back to Seller.

6.3 Seller will maintain all existing links to the Web Site(s) being purchased from all Web Site(s) and domain names owned by Seller except for the Seller’s corporate website located at www.crowdgather.com, in their current locations, with an equal amount of prominence in any re-design, for a minimum period of twenty four (24) months.

6.4 During the Transition and Migration Period, Seller shall not take any action that would cause any of the representations and warranties in Article 2 to become untrue.

7. GENERAL.

7.1 Confidentiality; Public Announcements; Non-Disparagement.  Seller shall keep confidential all information relating to the Agreement (including the existence and status thereof), the Purchase Price, or the transactions and terms contemplated by this Agreement and shall not initiate, encourage or engage in any verbal or written private or public communications regarding any of the foregoing; provided, however, that the restrictions of this Section shall not apply (a) as may otherwise be required by law, including applicable securities laws, (b) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (c) to the extent such information was in the public domain when received or thereafter enters the public domain other than because of disclosures by Seller in violation of this Agreement; and provided, further that, to the extent permitted by law, Seller shall provide notice to Buyer of any information disclosed pursuant to the foregoing proviso. Buyer and Seller acknowledge that this Agreement constitutes a material agreement subject to filing by Seller under the US federal securities laws. Furthermore, without limiting the generality of the foregoing, Seller shall not, directly or indirectly, initiate, encourage or engage in any public or private in person conversations, digital or hand written posts, private messages, photos, images, emails, tweets, text messages or any other form of communication however transmitted that in anyway can be reasonably viewed as diminishing the commercial value of the Web Site or the integrity, good will or public reputation of Buyer whatsoever, including making derogatory, disparaging or critical negative statements against Buyer or the Assets.

7.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given in writing if delivered personally or by certified or registered mail or by reputable express courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Seller:

CrowdGather, Inc.
20300 Ventura Blvd, Suite 330
Woodland Hills, CA  91364
Attention: Sanjay Sabnani
Telephone: (818) 435-2472

If to Buyer:

VerticalScope Inc.
111 Peter Street, Suite 700
Toronto, ON M5V 2H1

Attention: Rob Laidlaw
Fax: 416-981-3046

With a copy to:

VerticalScope Inc.
111 Peter Street, Suite 700
Toronto, ON M5V 2H1

Attention: Diane Yu, Chief Legal Officer

All notices given by certified mail will be deemed as given on the delivery date shown on the return mail receipt, and all notices given in any other manner will be deemed as given when received.

7.3 Time of Essence.  Time shall be of the essence of this Agreement in all respects.

7.4 Entire Agreement.  This Agreement (including the Schedules hereto and the deliveries made hereunder) constitutes the entire agreement among and between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written.

7.5 Waiver. A waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver.  No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

7.6 Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

7.7 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the parties hereto irrevocably attorn to the jurisdiction of the courts of the Province of Ontario, Canada.

7.8 Successors and Assigns.  This Agreement shall enure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns.  No Party shall assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that (i) Buyer may assign this Agreement to an affiliate without the prior written consent of Seller; and (ii) Seller may assign this Agreement after the transition and migration period in connection with a merger or acquisition; provided, however, that any such assignee shall directly have the financial capacity to perform Seller’s indemnification obligations under this Agreement on the same terms, and is contractually bound to perform such obligations, as if it were a signatory hereto.

7.9 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.  Facsimiles and electronic copies in portable document format (“PDF”) containing original signatures shall be deemed for all purposes to be originally signed copies of the documents that are the subject of such facsimiles or PDF versions.

7.10 Expenses.  Each party will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by such party in connection with the transactions contemplated by this Agreement, except that Buyer and Seller agree to each pay an equal share of the applicable Escrow.com transaction fee as specified in Section 1.4.

[Signature page to follow]

IN WITNESS WHEREOF the Parties have executed this Agreement.

SELLER
By:	/s/ Sanjay Sabnani
Name: Title:	Sanjay Sabnani CEO, CrowdGather, Inc.

BUYER
By:	/s/ Rob Laidlaw
Name: Title:	Rob Laidlaw CEO, VerticalScope Inc.

By:	/s/ Diane Yu
Name: Title:	Diane Yu Chief Legal Officer, VerticalScope Inc.

Schedule “A” – List of Intellectual Property

Seller must fill in this Schedule by including a list of the following:

1) All business names, Web Site names, and other names, or logos of Seller that are used on the Web Site:

Web Site names:  pbnation.com, pbnation.net, pbnation.biz, pbnation.bz, pbnation.mobi, pbnation.name, pbnation.name, pbnation.org, pbnation.tv, pbnation.us, paintballnation.com, paintballnation.biz, paintballnation.co, paintballnation.info, paintballnation.org.

Logos: Included with the site

NOTE: Seller must (when available) send high-res copies of any site graphics via email to Buyer representative upon execution of this agreement.

2) All registrations or applications for any trademarks, copyrights, patents or other intellectual property.

1. PBNation (Standard Text Mark) - Registration No 43/75394

IC 035. US 100 101 102. G & S: Operating on-line marketplaces for sellers of goods and/or services in the field of paintball; computerized on-line retail store services in the field of paintball; providing an on-line computer database featuring trade information in the field of paintball; providing consumer product information via the internet in the field of paintball. FIRST USE: 20010105. FIRST USE IN COMMERCE: 20010201

IC 038. US 100 101 104. G & S: Providing online electronic bulletin boards and forums for transfer of messages among computer users in the field of paintball. FIRST USE: 20010105. FIRST USE IN COMMERCE: 20010201

IC 041. US 100 101 107. G & S: Providing entertainment and gaming news and instructional information about paintball via a web site on the Internet. FIRST USE: 20010105. FIRST USE IN COMMERCE: 20010201

2. Paintball Nation - Registration No 43/95203

C 038. US 100 101 104. G & S: Providing an on-line forum for the sport of paintball and related topics. FIRST USE: 20121128. FIRST USE IN COMMERCE: 20121128
3) All social media and other accounts that are associated with the Web Site, including but not limited to Twitter, YouTube, Facebook, Linked In, Google + and any other external publishing outlet that is directly or indirectly associated with the Web Site.

PbNation has Facebook, Twitter, YouTube, Google+, Instagram and Pinterest accounts; All access credentials and admin privileges will be provided at the close of the Agreement.

4) Other Parties’ Intellectual Property

a) Any content used on the Web Site that is owned by a third party and that is licensed to Seller. This would include such items as text, graphics, HTML code, etc that is owned by a third party and not by Seller.

Not Applicable

b) Any third party software (and version number) used to power the Web Site forum.  NOTE: All software licenses must be fully paid, current and available for transfer from Seller to Buyer unless otherwise agreed to in writing by Buyer.
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